Exhibit 10.9

Old Republic Asset Management Investment Counsel Services Agreement

Agreement made as of this 1st day of June 2006 between Republic Mortgage Insurance Company (hereinafter referred to as “The Client”) and Old Republic Asset Management Corporation (hereinafter referred to as “Manager”), an Illinois internal investment corporation, located at 307 North Michigan Avenue, Chicago, Illinois 60601.

WHEREAS, the Client is owner of certain assets (such assets, together with the income there from, and the proceeds, investment and reinvestment thereof, are hereinafter referred to as the “Accounts”) which are held in custody under separate agreement by The Northern Trust Company, Chicago Illinois (hereinafter referred to as the “Custodian”); and

WHEREAS, the Client desires to have the Manager perform certain investment management and accounting services related to their respective Accounts and will direct the Custodian to respond to the investment instructions of the Manager with respect to assets now or hereafter held in the Accounts.

NOW, THEREFORE, the Client and the Manager do hereby declare each with the other as follows:

1.	Authority of the Client. Client’s authority to enter into this asset management agreement is in accordance with approvals granted specifically for these purposes by their respective Boards of Directors.

2.	Authority of Manager. Manager shall have full discretionary authority to manage, purchase or sell any or all securities provided that all assets and transactions comply with: a) Old Republic International Corporation (the Clients’ ultimate shareholder and hereinafter referred to as “ORI”) Investment Policy, as amended and approved from time to time by the ORI Board of Directors and by the Clients’ Boards of Directors, and; b) Laws and regulations established by the State of North Carolina or the North Carolina Department of Insurance or any other regulatory authority having jurisdiction over the Clients. The Manager will not have authority to manage any assets outside the Accounts.

3.	Accounting and reporting. The Manager shall keep accurate and detailed records of all investments, receipts, disbursements, and other transactions hereunder, and all books and records relating thereto shall be open to inspection at all reasonable times by the Clients or by persons designated by the Clients, including but not limited to an audit and review of the Manager’s books and records, as they pertain to this agreement, by the North Carolina Commissioner of Insurance or other such regulatory authority. The Manager shall submit to the Clients monthly reports of all assets in the accounts, including market valuations for such assets, and all investment transactions related thereto no later than fifteen (15) days following the close of the period covered by such report.

4.	Procedure. All transactions authorized by this Agreement shall be carried out through the Custodian of the Accounts. The Manager shall, from time to time, certify to the Clients and to the Custodian the name of the person or persons of the Manager authorized to act on behalf of the Accounts. The Manager shall have full and complete discretion to establish accounts with one or more securities brokers as the Manager may select. The Manager shall not be responsible for any acts or omissions by any such broker or brokers, or third parties. However, the Manager shall vigorously pursue any such acts or omissions. The Manager is hereby authorized to combine orders on behalf of the Accounts with orders on behalf of other clients of the Manager. The Manager will use its best efforts to obtain best execution on securities traded for the account.

5.	Liability. The Clients understand and acknowledge that the Manager cannot give any assurances that the investment objectives as set forth by ORI will be met, and that the Manager shall be subject to liability only for its own willful misconduct, lack of good faith, negligence, or reckless disregard of its duties hereunder. Nothing herein shall be construed to waive any liability that the Manager has under any applicable Federal or State securities laws.

6.	Proxies. The Manager shall vote securities held in the Account in response to proxies solicited by the issuers of such securities, unless instructed to the contrary by the Client.

7.	Effective Period; Termination. This agreement shall be effective as of and shall remain in effect thereafter provided, however, that it shall be terminated upon thirty (30) days’ prior written notice by certified mail given by either party to the other. This agreement is not assignable without the written consent of each party hereto.

8.	Compensation to the Manager. The Manager shall be entitled to receive as full compensation for the services rendered a fee determined as follows:

Net Account Assets	Annual Fee
Minimum fee	$2,000
Up to $100 million in market value	5 basis points
Next $150 million in market value	3 basis points
Over $250 million in market value	2 basis points

Net Account Assets shall be defined as the market value of all securities under the Manager’s supervision in the accounts as reported on the quarterly investment statements, less a working capital credit of $40,000,000.00 (forty million) and, credit for 100% of the cost of investments in mortgage guaranty tax and loss bonds. The annual fee will be calculated and paid in quarterly installments.

Fees are subject to review and re-negotiation on an annual basis.

9.	Previous Agreements, Amendments, and Regulatory Approvals. This agreement supersedes all previous agreements, whether written or oral, between Clients and Manager. This Agreement is not assignable and shall not be amended without the written approval of both parties or without prior approval from the Illinois and North Carolina Insurance Departments. The agreement and any related amendments will also be subject to the review and approval of regulatory authorities having appropriate jurisdiction over the Clients or Manager. The Illinois and North Carolina Insurance Departments shall have the right from time to time to request information, or to inspect and audit all books and records in connection with this Agreement.

10.	Construction of Agreement. This agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the States of North Carolina and Illinois.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the day and year first above mentioned.

On behalf of the Clients:

Republic Mortgage Insurance Company

D. Chris Cash, Controller & Treasurer

On behalf of the Manager:

Old Republic Asset Management Corporation

Charles S. Boone Senior Vice President, Treasurer, and Chief Investment Officer